UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 12b-25

Notification of Late Filing
SEC file number: 000-51302
CUSIP number: 557448 10 7

Check one:           [ X ]  Form 10-K                                           [     ]  Form 20-F                                           [     ]  Form 11-K
[     ]  Form 10-Q                                           [     ]  Form 10-D                                           [     ] Form N-SAR
[     ]  Form N-CSR

For Period Ended:                                December 31, 2010

[    ]                     Transition Report on Form 10-K
[    ]                     Transition Report on Form 20-F
[    ]                     Transition Report on Form 11-K
[    ]                     Transition Report on Form 10-Q
[    ]                     Transition Report on Form N-SAR

For Transition Period Ended: __________________________________________________________________

NOTHING IN THIS FORM WILL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED IN THIS STATEMENT.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I – Registrant Information

MADISON EXPLORATIONS, INC.
Full name of Registrant

Former Name if Applicable

1100 East 29th Street, Suite #153
Address of Principal Executive Office (Street and Number)

North Vancouver, British Columbia, V7K 1C2, Canada
City, State, Zip Code

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Part II –    Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate):

[ ]	(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]	(b)
The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]	(c)	The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

Part III – Narrative

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant requests an extension until April 15, 2011, for the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  The Registrant needs additional time to complete the preparation of the Form 10-K, in particular, the Registrant’s financial statements and the disclosure on the Registrant’s management’s discussion and analysis.  The Registrant plans to file the Form 10-K as soon as reasonably practicable.

Part IV – Other Information

(1)	Name and telephone number of person to contact in regard to this notification:

Steven Cozine	778	928-7677
(Name)	(Area Code)	(Telephone Number)

(2)
Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s)

 [ X  ]  Yes          [     ]  No

(3)
Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

 [   ]  Yes          [ X ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

MADISON EXPLORATIONS, INC.
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned, who is duly authorized.

MADISON EXPLORATIONS, INC.

/s/ Steven Cozine
Dated:  April 1, 2011                                                                           By:
  Steven Cozine - CFO

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